Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Ring Energy, Inc. of our report dated March 16, 2021, relating to the balance sheet as of December 31, 2020 and the related statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2020 and 2019 of Ring Energy, Inc. (the “Company”) and the effectiveness of internal control over financial reporting of the Company as of December 31, 2020, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2021, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Eide Bailly

Denver, Colorado

September 23, 2022

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7001 E. Belleview Ave., Ste. 700 | Denver, CO 80237-2733 | TF 866.740.4100 | T 303.770.5700 | F 303.770.7581 | EOE